EXHIBIT 99.1

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Air Methods
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                                              The #1 Airborne Healthcare Company

                     AIR METHODS PROVIDES 2ND QUARTER UPDATE

Reduction in Net Reimbursement per Community-Based Transport to Affect Quarterly
                                     Results

DENVER, CO., July 20, 2006 -- Air Methods Corporation (NASDAQ: AIRM), the largest air medical transportation company in the world, provided an update on second quarter 2006 results.

Based on preliminary quarterly results, net revenue after bad debt per community-based transport decreased from $5,978 in the first quarter of 2006, to $5,559 in the second quarter. Based on total community-based transports of 8,926 during the current quarter, net reduction to pre-tax earnings was approximately $3.7 million.

The reduction in reimbursement rate was experienced during the first two months of the quarter and was attributed to a shift in payer mix from insured patients to uninsured and Medicaid categories, as well as to increases in bad debt reserves from lower than anticipated collections. For the month of June, net revenue after bad debt per community-based transport improved significantly to $6,306 due to improvement in payer mix back to recent historical levels and a mid-month price increase of approximately 7%. These preliminary results are subject to final post-closing adjustments and quarter-end review procedures.

Aaron Todd, CEO, stated, "We are obviously disappointed by the reduction in reimbursement rate during the first two months of our second quarter and the related impact on earnings. While it is difficult to predict fluctuations in reimbursement, we are encouraged by the strong rebound in rates in June. We believe this is a good indication that the deterioration in payer mix during April and May reflects normal short-term inherent fluctuations instead of a long-term trend. With the added benefit of the mid-June price increase, combined with strong month-to-date flight volumes in July, we remain optimistic that our third quarter operations will see a return to strong earnings performance."

Air  Methods  Corporation  (www.airmethods.com)  is  a  leader  in  emergency
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aeromedical  transportation  and  medical  services.  The  Air  Medical Services
Division is the largest provider of air medical transport services for hospitals. The LifeNet Division is the largest community-based provider of air medical services. The Products Division specializes in the design and manufacture of aeromedical and aerospace technology. The Company's fleet of owned, leased or maintained aircraft features approximately 200 helicopters and fixed wing aircraft.

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 AIRM
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NASDAQ
LISTED

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FORWARD  LOOKING  STATEMENTS: This news release includes certain forward-looking statements, which are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to the size, structure and growth of the Company's air medical services and products markets; the collection rates for patient transports; the continuation and/or renewal of air medical service contracts; the acquisition of profitable Products Division contracts and other flight service operations; the successful expansion of the community-based operations; and other matters set forth in the Company's public filings.
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CONTACTS:  Aaron  D. Todd, Chief Executive Officer, (303) 792-7413 or Joe Dorame
at  Lytham  Partners, LLC at (602) 889-9700.  Please contact Christine Clarke at
(303)  792-7579  to  be  included  on  the  Company's  fax  and/or mailing list.